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                                                                      EXHIBIT 5
SCHIFF HARDIN & WAITE
A Partnership Including Professional Corporations

7200 Sears Tower, Chicago, Illinois  60606-6473
Telephone (312) 876-1000  Facsimile (312) 258-5600

Writer's Direct Dial Number
(312) 258-5633


                                        September 22, 1995


Delphi Information Systems, Inc.
3501 Algonquin Road, Suite 500
Rolling Meadows, Illinois 60008

Ladies and Gentlemen:

     We have acted as counsel for Delphi Information Systems, Inc., a Delaware corporation (the "Company"), in connection with the Delphi Information Systems, Inc. 1989 Stock Purchase Plan, as amended effective July 14, 1995 (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the shares of the Company's Common Stock, par value $.10 per share, that may be issued and sold pursuant to the Plan have been duly authorized and will be validly issued, fully paid and nonassessable when issued and sold in accordance with the Plan.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 that is being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                                   SCHIFF HARDIN & WAITE


                                   By /s/ W. Brinkley Dickerson, Jr.
                                      ------------------------------
                                         W. Brinkley Dickerson, Jr.